Navigator Tactical Investment Grade Bond Fund
Navigator Tactical Fixed Income Fund

Subject: Shareholder Vote Required

Dear Shareholder,

We are writing to inform you of an upcoming shareholder vote that requires your attention. Your participation is important to ensure that your interests are represented and that the Funds can move forward on key matters.

The Board of Trustees of Northern Lights Fund Trust have called a Special Meeting of Shareholders to approve a new investment advisory agreement between the Trust, on behalf of each Fund, and Clark Capital Management Group, Inc., the Funds’ current investment adviser. No changes are proposed with respect to any Fund’s investment strategy, risks, investment objective, portfolio manager, investment process, or advisory fees. More details are located in the Proxy Statement located at www.proxyvote.com.

Meeting Date: April 27, 2026, at 10:00 a.m., ET

Action Needed: Please submit your vote on or before April 26, 2026, by one of the following methods:

•	Online: Go to www.proxyvote.com. Your unique control number can be found on the enclosed ballot in the box marked with an arrow.
•	Call: the automated line located on your ballot, following the instructed prompts.
•	Mail: Mark, sign and date the enclosed ballot and mail in the envelope provided

Why Your Vote Matters

If shareholders do not vote, the Special Meeting of Shareholders may be delayed, and the Funds may need to continue soliciting votes. Your prompt vote helps avoid delays and ensures that your views are represented in this important decision.

Thank you for your continued support of the Funds and your participation in this important vote.